Exhibit 1.01

Global Eagle Entertainment Inc.

Conflict Minerals Report

For the Calendar Year Ended December 31, 2017

Overview

We have prepared this Conflict Minerals Report (this “Report”) for the calendar year ended December 31, 2017 pursuant to Rule 13p-1 of the Securities Exchange Act of 1934, as amended (the “Rule”). The Rule imposes reporting obligations on U.S. Securities and Exchange Commission (the “SEC”) registrants that manufacture or contract to manufacture products containing conflict minerals that are (i) necessary to the functionality or production of those products and (ii) sourced from the Democratic Republic of the Congo (the “DRC”) and surrounding countries (collectively referred to as the “Covered Countries”). Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, and limited to tin, tantalum and tungsten for purposes of this Report (collectively, “3TG”).

References in this Report to “Global Eagle,” “we,” “us” and “our” mean Global Eagle Entertainment Inc. and its consolidated subsidiaries.

Our Products

Global Eagle is a leading provider of media, content, connectivity and data analytics to markets across air, sea and land. Global Eagle offers a fully integrated suite of rich media content and seamless connectivity solutions to airlines, cruise lines, commercial ships, high-end yachts, ferries and land locations worldwide.

We manufacture or contract to manufacture products related to In-Flight Satellite Broadband Systems. Each of these products contains 3TG necessary to its respective functionality or production. As a result, we have determined that the Rule applies to our business.

Our Reasonable Country of Origin Inquiry

In accordance with the Rule and Form SD, we conducted, in good faith, a Reasonable Country of Origin Inquiry (“RCOI”) for the calendar year ending December 31, 2017 with our direct suppliers to determine whether any of the 3TG contained in our In-Flight Satellite Broadband Systems products originated in a Covered Country or are from recycled or scrap sources. We conducted our RCOI pursuant to a supply chain survey of our direct suppliers using the Conflict Minerals Reporting Template (the “CMRT”) developed by the Conflict-Free Sourcing Initiative (the “CFSI”), which is an initiative founded by members of the Electronic Industry Citizenship Coalition, Incorporated and the Global e-Sustainability Initiative (“EICC/GeSI”). The CMRT facilitates disclosure and communication of information regarding smelters and refiners that provide material to a manufacturer’s supply chain and includes questions about a direct supplier’s conflict-free policy, its due diligence process and information about its supply chain as well as the origin of the 3TG used by those facilities.

Global Eagle is a downstream supplier and does not engage in the mining and smelting of 3TG. We receive parts and components from suppliers and contract manufacturers, and those parts and components are then incorporated into our In-Flight Satellite Broadband Systems products. We therefore rely on our direct suppliers to provide information on the origin of the 3TG they supply to us, including the sources of the 3TG supplied to our direct suppliers from their respective suppliers.

Our RCOI Conclusion

Despite conducting, in good faith, our RCOI, we were unable to identify with reasonable certainty the country of origin of the 3TG necessary to the functionality or production of our In-Flight Satellite Broadband Systems products or whether such 3TG came from recycled or scrap sources. We cannot, therefore, exclude the possibility that some of the 3TG necessary to the functionality or production of our In-Flight Satellite Broadband Systems products may have originated in one or more of the Covered Countries.

Our Due Diligence Framework

We conducted due diligence on the source and chain of custody of the 3TG necessary to the functionality or production of our products. We designed our due diligence framework to conform in all material respects with the five-step framework provided by the Organisation for Economic Co-operation and Development for risk-based due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas (the “OECD Guidance”). Our due diligence framework and compliance efforts have been designed to address each of the five steps in the OECD Guidance as they relate to our position as a downstream purchaser in the 3TG supply chain. The five steps of our due diligence framework are described below.

1.    Our Management System

We have established an internal conflict minerals compliance program to manage risks in our supply chain to ensure compliance with the Rule.

Representatives from our Quality Assurance team and from our Legal & Compliance Department (the “Conflict Minerals Compliance Team”) manage our conflict minerals compliance program. These representatives, as appropriate, update management regarding issues that arise under our conflict minerals compliance program.

We have adopted a Conflict Minerals Policy (the “Policy”) that describes our commitment to complying with the Rule. The Policy is posted on the investor relations portion of our website at www.globaleagle.com.

We have also adopted internal procedures with respect to 3TG in our “General Supplier Quality Requirements” to facilitate the analysis and identification of supplier responses received from our supply chain due diligence.

2.    Our Identification and Assessment of Supply Chain Risk

Under the Policy, we have established procedures to identify and assess risks in our supply chain relating to our In-Flight Satellite Broadband Systems. To identify and assess these risks, we conduct an annual supply chain survey of our direct suppliers using the CMRT and require our direct suppliers to complete that survey. We chose to use the CMRT to elicit supply chain information from our direct suppliers because it provides information critical to our due diligence efforts and is a commonly used tool across many industries.

We take into account a variety of factors in identifying and assessing supplier risk. These include the failure of a supplier to respond to our inquiries, statements by a supplier that no 3TG originating in Covered Countries are used in its products, inadequacies and inconsistencies in, or incompleteness of, a supplier’s responses, suppliers that indicate that 3TG in their products may be sourced from Covered Countries and a supplier’s lack of sophistication, including unfamiliarity with the Rule.

We do not have a direct relationship with any smelters or refiners and, as a result, do not perform or direct audits of these entities within their supply chain. We do not perform any audits or seek any information from any indirect suppliers, e.g., suppliers to our direct suppliers, although we do seek information regarding those indirect suppliers as part of our inquiries of our direct suppliers. Smelter and refiner information is captured as part of the CMRT because some suppliers provide the names of facilities they use as smelters or refiners. After obtaining the CMRT from our suppliers, we review the lists of smelters and refiners, including against lists maintained by the CFSI.

3.    Our Design and Implementation of a Strategy to Respond to Identified Risks

We have developed processes to assess and respond to the risks identified in our supply chain. Our Conflict Minerals Compliance Team manages the due diligence of our supply chain and monitors, tracks and evaluates supplier responses to our due diligence efforts.

We intend to coordinate with any supplier whom we have reason to believe is supplying us with 3TG from sources that may support armed groups in a Covered Country to establish an alternative source of such 3TG. To date we have not had any instances requiring the termination of a supply contract on this basis or requiring us to find a replacement supplier.

4.    Targeted Independent Third-Party Due Diligence Audits

We do not have direct relationships with any 3TG smelters or refiners in our supply chain and therefore do not directly audit any of them. Instead, third-party audits of smelters and refiners are conducted as part of the EICC/GeSI Conflict-Free Smelter Program, which uses independent private sector auditors to audit the source, including the mines of origin, and the chain of custody of the conflict minerals used by smelters and refiners that agree to participate in the program.

5.    Public Reporting on Our Supply Chain Due Diligence

We report on our supply chain due diligence by filing a Form SD and a Conflict Minerals Report with the SEC. Our Form SD, Conflict Minerals Report (including this Report) and Policy can be found on the Investor Relations section of our website at www.globaleagle.com. Information found on or accessed through our website is not considered part of this Report and is not incorporated by reference herein.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Report may include “forward looking statements” within the meaning of the “safe harbor” provisions of the United Stated Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements, including those with respect to our reliance on our suppliers to provide information regarding 3TG and the country of origin, the effectiveness of our supply chain due diligence process, our ability to monitor and identify 3TG risks in our supply chain and our ability to mitigate risks that the 3TG contained in our products could benefit armed groups in the Covered Countries, are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and the Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.